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                                                                      EXHIBIT 11


                         CHATTEM, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS FOR THE YEARS ENDED NOVEMBER 30, 1994, 1993 AND 1992
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                       1994      1993      1992
                                                    ---------------------------
NET INCOME:
  Income before extraordinary loss and cumulative
    effect of accounting changes..................  $ 3,610   $ 1,279   $ 8,072
  Extraordinary loss on early extinguishment
    of debt, net..................................   (1,556)     (480)       --
  Cumulative effect of accounting changes, net....       --       569        --
                                                    -------   -------   -------
      Net income..................................  $ 2,054   $ 1,368   $ 8,072
                                                    -------   -------   -------
                                                    -------   -------   -------

WEIGHTED AVERAGE NUMBER OF COMMON AND
COMMON EQUIVALENT SHARES OUTSTANDING:
  Weighted average number of common shares
    outstanding...................................    7,292     6,303     4,787
  Shares issued upon assumed exercise of
    outstanding stock options.....................       --        38       246
                                                    -------   -------   -------
  Weighted average number of common and common
    equivalent shares outstanding ................    7,292     6,341     5,033
                                                    -------   -------   -------
                                                    -------   -------   -------

NET INCOME PER COMMON SHARE:
  Before extraordinary loss and cumulative effect
    of accounting changes.........................  $   .50   $   .20   $  1.60
  Extraordinary loss on early extinguishment
    of debt, net..................................     (.21)     (.07)       --
  Cumulative effect of accounting changes, net....       --       .09        --
                                                    -------   -------   -------
      Net income per common share.................  $   .29   $   .22   $  1.60
                                                    -------   -------   -------
                                                    -------   -------   -------
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